SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Princeton Review, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 30, 2007

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc., which will be held on June 14, 2007 at 10:00 a.m. at The Princeton Review, Inc., located at 2315 Broadway, New York, New York 10024.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

Sincerely, JOHN S. KATZMAN Chief Executive Officer
New York, New York

THE PRINCETON REVIEW, INC.
2315 Broadway
New York, New York 10024

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 14, 2007
____________________

     Notice Is Hereby Given that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc. (“The Princeton Review,” “we,” “us,” or “our”) will be held on Thursday, June 14, 2007 at 10:00 a.m. at The Princeton Review, Inc., located at 2315 Broadway, New York, New York 10024, for the following purposes:

1.	To elect two Class III directors to serve on our Board of Directors until the 2010 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

     Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

     The Board of Directors has fixed the close of business on April 25, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors

New York, New York
April 30, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

THE PRINCETON REVIEW, INC.
2315 Broadway
New York, New York 10024

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PROXY STATEMENT
____________________

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 14, 2007

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Princeton Review, Inc. (“The Princeton Review,” “we,” “us,” or “our”) for use at the 2007 Annual Meeting of Stockholders of The Princeton Review to be held on June 14, 2007, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked (1) to vote upon the election of two Class III directors to our Board of Directors, and (2) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about May 8, 2007. The Board of Directors has fixed the close of business on April 25, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only stockholders of record of The Princeton Review’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 27,750,361 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

     The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of Class III directors. The affirmative vote of the holders of a majority of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the approval of any other matters properly presented at the Annual Meeting. For the purpose of determining whether the stockholders have approved matters other than the election of directors under Delaware law, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting.

     Our stockholders are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the two nominees for Class III directors named in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

     A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of The Princeton Review at our address set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

     The Princeton Review’s 2006 Annual Report, including financial statements for the fiscal year ended December 31, 2006, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation materials.

PROPOSAL 1: ELECTION OF DIRECTORS

     Our Board of Directors currently consists of seven members and is divided into three classes, Class I, Class II and Class III, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

     At the Annual Meeting, two directors will be elected to serve until the 2010 Annual Meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Richard Sarnoff and Howard Tullman to serve as Class III directors (the “Nominees”). Each of the Nominees is currently serving as a Class III director of The Princeton Review. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

     The Board of Directors recommends a vote FOR the Nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The following biographical descriptions set forth certain information with respect to the two Nominees for election as Class III directors at the Annual Meeting and the continuing directors whose terms expire at the annual meetings of stockholders in 2008 and 2009, based upon information furnished to us by each director.

Class III Nominees for Election at 2007 Annual Meeting — Term to Expire in 2010

     Richard Sarnoff, 47, has served as a director of our company since 1998. Since 2000, Mr. Sarnoff has been President of Corporate Development Group for Random House, Inc. and in 2002 was elected to the Supervisory Board of Random House’s parent company, Bertelsman AG. From 1998 to 2000, Mr. Sarnoff was Executive Vice President and Chief Financial Officer of Random House. From 1996 to 1998, Mr. Sarnoff served as Chief Financial Officer of Bantam Doubleday Dell, a consumer book publisher, and from 1995 to 1998, he was Senior Vice President, Corporate Development of Bantam Doubleday Dell. Mr. Sarnoff is also a director of Audible, Inc., a company that provides spoken audio content, and a member of several not-for-profit boards, including the Center for Communications, the Bronx Lab School and the American Association of Publishers. Mr. Sarnoff received a BA from Princeton University and an MBA from Harvard Business School. Mr. Sarnoff was initially elected to our Board of Directors in accordance with the terms of our stockholders’ agreement which provided that, prior to our initial public offering, Random House was entitled to have one representative serve on our Board of Directors.

     Howard A. Tullman, 61, has served as a director of our company since March 2000 and Chairman of our Board of Directors since November 2006. Since October 2006, Mr. Tullman has served as Chairman of Experiencia, Inc., an educational company, in Chicago, Illinois. Mr. Tullman served as President of Kendall College, Evanston, Illinois from September 2002 until September 2006. Since March 2000, Mr. Tullman has been the General Manager of the Chicago High Tech Investors I, LLC, an Internet-oriented investment fund. From September 2000 to July 2001, Mr. Tullman served as Chief Executive Officer and director of Worldwide Xceed Group, Inc., an Internet business consulting company. Mr. Tullman was hired by the Board of Directors of Worldwide Xceed Group to reorganize the company. In May 2001, Worldwide Xceed Group filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code and was purchased by a third party in July 2001. From September 1996 to February 2000, Mr. Tullman was the Chief Executive Officer of Tunes.com, Inc. and its predecessors, an Internet music site he helped found, which was sold to EMusic.com, Inc. Mr. Tullman is the Chairman of the Board of The Cobalt Group, a company that provides Internet services to automobile dealers and manufacturers. Mr. Tullman received a BA from Northwestern University and a JD from Northwestern University School of Law.

Class I Continuing Directors — Term Expires in 2008

     Mr. John C. Reid, who has served as a director of our company since March 2000, has tendered his resignation from our Board of Directors effective June 14, 2007.  The Board of Directors has elected Mr. Richard O’Donnell to fill the vacancy created by Mr. Reid’s resignation and has determined that he qualifies as “independent” in accordance with the rules of The Nasdaq Stock Market, Inc. (“Nasdaq”). Mr. O’Donnell will be appointed to the Compensation and Nominating Committees (replacing Mr. Reid) upon assuming his role as director.  Accordingly, Mr. O’Donnell’s biographical information appears below since he will be a director effective June 14, 2007.

     John S. Katzman, 47, Chief Executive Officer, founded our company in 1981. Mr. Katzman has served as our Chief Executive Officer and director since our formation. Mr. Katzman served as Chairman of our Board of Directors from 1981 through November 2006. Mr. Katzman served as our President from 1981 until August 2000. Mr. Katzman is the brother of Richard Katzman, one of the other members of the Board of Directors. Mr. Katzman received a BA from Princeton University.

     Robert E. Evanson, 70, has served as a director of our company since June 2005. Since 2003, Mr. Evanson has been a Senior Advisor to Apax Partners, Inc., a $19 billion private equity company, and a special advisor to The Parthenon Group, a strategic consulting firm based in Boston, Massachusetts. From 1992 until 2003, Mr. Evanson worked at The McGraw-Hill Companies, a global information services provider and publisher. From 2000 to 2003, Mr. Evanson served as President of McGraw-Hill Education, the educational publishing unit of McGraw-Hill. From 1998 to 1999, Mr. Evanson served as Executive Vice President, Chief Operating Officer of McGraw-Hill Education. From 1996 to 1998, Mr. Evanson served as President of McGraw-Hill’s Higher Education and Consumer Group. He also served as Executive Vice President, Corporate Development for The McGraw-Hill Companies, Inc. from 1994 until 1996. From 1992 until 1994, Mr. Evanson served as Executive Vice-President, Chief Financial Officer for the School Publishing Group of McGraw-Hill. From 1985 to 1992, Mr. Evanson held various posts at Harcourt Brace Jovanovich, Inc., including from 1991 to 1992 as Executive Vice President and Chief Operating Officer, from 1989 to 1991 as Chief Financial Officer, and from 1987 to 1989 as Chairman and Chief Executive Officer of Sea World Theme Parks. Mr. Evanson also was a partner at Arthur Anderson & Co., where he worked from 1957 to 1972. Mr. Evanson is also a member of the boards of directors of New York Institute of Technology, Western Governors University, National Executive Service Corps, The Wellness Community and Pace University’s Publishing Advisory Board. Mr. Evanson received a BBA from St. John’s University and an MBA from New York Institute of Technology.

     John C. Reid, 55, has served as a director of our company since March 2000. Since April 2005, Mr. Reid has been President and Chief Executive Officer of Memorystone Publishing, Inc. From March 2001 until June, 2006, Mr. Reid has also served as Chairman of the Board of Cross-Cultural Solutions, a not-for-profit in the field of international volunteerism. From October 2001 to March 2003, Mr. Reid was Executive-in-Residence at Cedar Street Group, a venture capital company. From August 1999 to December 2001, Mr. Reid was the Chief Executive Officer of Comet Systems, a company that develops software for the Internet. From March until June of 2001, Mr. Reid also served as an executive consultant to LearnNow, Inc., a professional education management company acquired by Edison Schools, Inc., a private manager of public schools. From 1996 to 1999, Mr. Reid served as Chief Operating Officer of The Edison Project (since renamed Edison Schools, Inc.). From 1974 to 1996, Mr. Reid served in the executive management of The Coca-Cola Company, including from 1985 to 1996 as Senior Vice President, Coca-Cola USA and Chief Environmental Officer, The Coca-Cola Company. Mr. Reid is also a member of the board of directors of Tutor.com, Inc. Mr. Reid received a BA from Brandeis University and an MS from Massachusetts Institute of Technology.

     Richard F. O’Donnell, 36, will serve as a director of our company beginning on June 14, 2007.  Mr. O’Donnell has served as the President of The Fund for Colorado’s Future, a nonprofit organization involved in the raising of the achievement levels of Colorado’s students, since March 2000.  Since January 2007, Mr. O’Donnell has served as an education consultant on education policy and reform for Donegal Enterprises LLC.  From April 2005 to November 2006, Mr. O’Donnell was a candidate for the U.S. House of Representatives.  From April 2004 until April 2006, he served as the Chief Executive Officer of the Colorado Department of Higher Education and from January 2003 until June 2004, he served as the Chief Executive Officer of the Colorado Department of Regulatory Agencies.  From January 1999 until August 2003, Mr. O’Donnell served as the Director, Office Policy & Initiatives and the Deputy Chief of Staff in the Office of Governor Bill Owens of Colorado. Mr. O’Donnell received a BA from The Colorado College.

Class II Continuing Directors — Term to Expire in 2009

     Ms. Sheree T. Speakman, who has served as a director of our company since March 2000, has tendered her resignation from our Board of Directors effective May 13, 2007.  The Board of Directors has elected Mr. David Lowenstein to fill the vacancy created by Ms. Speakman’s resignation and has determined that he qualifies as “independent” in accordance with the rules of Nasdaq. Mr. Lowenstein will be appointed to the Audit and Nominating Committees (replacing Ms. Speakman) and the Compensation Committee upon assuming his role as a director.  Accordingly, Mr. Lowenstein’s biographical information appears below since he will be a director effective May 13, 2007.

     Richard Katzman, 50, has served as a director of our company since 1985. Since 1997, Mr. Katzman has been the Chairman of the Board and Chief Executive Officer of Kaz, Inc., a manufacturer of consumer appliances. From 1987 to 1997, Mr. Katzman served as President of Kaz, Inc. Mr. Katzman is the brother of John S. Katzman, the Chairman and Chief Executive Officer of our company. Mr. Katzman received a BA from Brown University.

     Sheree T. Speakman, 52, has served as a director of our company since March 2000. Effective March 2007, Ms. Speakman is consulting with educational and non-profit institutions that are implementing performance management solutions and that are designing curricula to improve the quality of learning for 21st century students. From March 2005 to March 2007, Sheree was the Chief Operating Officer, North America, of British Schools of America L.L.C., a company that operates currently five private schools in America and a school in Doha, Qatar. From November 2003, Ms. Speakman served as an independent consultant to the education services market. From 2001 to November 2003, Ms. Speakman was Vice President of Services and Support at EDmin.com, Inc., an enterprise solutions company focusing on K-12 education. From December 2001 to November 2003, Ms. Speakman was responsible also for consulting and professional development for EDmin.com. From 1998 to 2001, Ms. Speakman was President and Chief Executive Officer of Fox River Learning, Inc., an education consulting firm acquired by EDmin.com in 2001. From 1983 to 1998, Ms. Speakman was a principal at Coopers & Lybrand LLP where she led their national efforts in K-12 financial analysis and consulting. Ms. Speakman received an AB from Albion College and an MBA from the University of Chicago.

     David Lowenstein, 45, will serve as a director of our company beginning on May 13, 2007. Mr. Lowenstein has served as the President of Federated Network Technologies, a start-up software company, since August 2006.  In December 1995, Mr. Lowenstein co-founded SOURCECORP, Incorporated (formerly known as F.Y.I. Incorporated), a business process outsourcing and consulting firm, and served as its Director, Executive Vice President Corporate Development, Chief Financial Officer and Treasurer from February 1995 to December 1997, its Director, Executive Vice President Corporate Development from December 1997 to December 1999 and its Director, Mergers and Acquisition Consultant from January 2000 to July 2006.  From March 1990 through February 1995, Mr. Lowenstein worked at Laidlaw, Inc., supplier of environmental and bus transportation services, where he served as Vice President, Business Development (Laidlaw Waste Systems Inc.), from February 1994 until February 1995, as Director, Corporate Development from March 1993 until January 1994, as Manager, Corporate Development, from April 1991 until February 1993 and as Business Development Analyst from March 1990 until March 1991.  Mr. Lowenstein received his Honors Bachelor of Arts from Sir Wilfred University and a Master of Science of Public Policy and Business Administration from Carnegie Mellon University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities (collectively, “Section 16 reporting persons”), to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of The Princeton Review. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and on written representations that no other reports were required, during the fiscal year ended December 31, 2006, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board of Directors

     Our Board of Directors consists of seven directors, as described in “Proposal 1: Election of Directors.” Our Board of Directors believes that there should be a majority of independent directors on the Board of Directors. Our Board of Directors also believes that it is useful and appropriate to have members of management as directors. The current board members include four independent directors and one member of our senior management.

     The Board of Directors has determined that each of Mr. Robert E. Evanson, Mr. John C. Reid, Ms. Sheree T. Speakman and Mr. Howard A. Tullman qualify as “independent” in accordance with the rules of Nasdaq. The Nasdaq independence definitions include a series of objective tests, including that the director is not an employee of the company and has not been engaged in various types of business relationships with the company. In addition, as also required by the Nasdaq rules, the Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by such director in carrying out the responsibilities of a director.

     The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 2006, the Audit Committee met 17 times, the Compensation Committee met three times and the Nominating Committee met two times.

Audit Committee

     On February 26, 2004, the Board of Directors adopted an amended and restated charter for the Audit Committee (the “Audit Committee Charter”). A copy of the Audit Committee Charter is posted on our Investor Relations website at http://ir.princetonreview.com. The Audit Committee Charter contains the Audit Committee’s mandate, membership requirements and duties and obligations. The Audit Committee assists the Board of Directors in its oversight of our financial accounting and reporting processes. In accordance with the Charter, the Audit Committee has the sole authority for the appointment, replacement, compensation, and oversight of the work of our independent auditor, reviews the scope and results of audits with our independent auditor, reviews with management and our auditors our annual and interim operating results, considers the effectiveness of our internal control over financial reporting and our disclosure controls and procedures, considers our auditors’ independence, and reviews and approves in advance all engagements of any accounting firm (including the fees and terms thereof). The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding our accounting, internal control over financial reporting, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     The Audit Committee consists of Robert E. Evanson (Chair), Sheree T. Speakman and Howard A. Tullman. Each member of the Audit Committee is “independent” under the standards established by the Securities and Exchange Commission (the “SEC”) and Nasdaq Rule 4200(a)(15) for members of audit committees. The Audit Committee also includes a member who has been determined by our Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” The Board of Directors has determined that Sheree T. Speakman is an audit committee financial expert. The designation as audit committee financial expert is a disclosure requirement of the SEC related to Ms. Speakman’s experience and understanding of certain accounting and auditing matters. The designation does not impose upon Ms. Speakman any duties, obligations or liability that are greater than are generally imposed on her as a member of the Audit Committee, and her designation as audit committee financial expert does not affect the duties, obligations or liability of any other member of the Audit Committee.

Compensation Committee

     The Compensation Committee has the sole authority and responsibility for reviewing and determining, or recommending to the Board of Directors for determination, the salary and other matters relating to the compensation of our Chief Executive Officer, all other executive officers and members of our Board of Directors. The Compensation Committee is also responsible for the administration of The Princeton Review, Inc. 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), including reviewing management recommendations with respect to grants of awards and taking other actions as may be required in connection with our compensation and incentive plans. The Compensation Committee does not have a charter. The Compensation Committee consists of Howard A. Tullman (Chair), John C. Reid and Robert E. Evanson. Each member of the Compensation Committee is “independent” under the standards established by the SEC and Nasdaq. See the “Compensation Discussion and Analysis” section of this proxy statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers.

Nominating Committee

     The Nominating Committee has the authority and responsibility to identify, research and recommend to the Board of Directors qualified candidates to serve as directors on our Board of Directors. In addition to considering candidates suggested by stockholders, the Nominating Committee solicits recommendations from our directors, members of management and others familiar with and experienced in the education services industry. The Nominating Committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the Nominating Committee considers issues of independence, diversity and expertise in numerous areas, including experience in the education services industry, finance, marketing, international experience and culture. The Nominating Committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the Board of Directors. The Nominating Committee also monitors and reviews the committee structure of the Board of Directors, and each year it recommends to the Board of Directors for its approval directors to serve as members of each committee. The Nominating Committee conducts an annual review of the adequacy of the Nominating and Governance Charter (described below) and recommends proposed changes. The Nominating Committee consists of Sheree T. Speakman (Chair), John C. Reid and Robert E. Evanson. Each member of the Nominating Committee is “independent” under the standards established by the SEC and Nasdaq.

Attendance at Board, Committee and Annual Stockholders’ Meetings

     The Board of Directors met eight times during 2006. Each of our directors is expected to attend each meeting of the Board of Directors and the committees on which he or she serves. In 2006, each of our directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served. We do not currently have a policy requiring attendance of our directors at our annual meetings of stockholders. One of our directors attended the 2006 Annual Meeting of Stockholders.

Communications from Stockholders to Board members

     Our Board of Directors believes that it is important to offer stockholders the opportunity to communicate with our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors, The Princeton Review, Inc., 2315 Broadway, New York, NY 10024 or by email to Board@review.com. The name of any intended recipient should be noted in the communication. Communications sent or emailed to the Board of Directors are automatically forwarded to Mr. Robert E. Evanson, one of our independent directors and a member of the Audit Committee. Upon receipt of a communication, Mr. Evanson forwards the correspondence to the intended recipients; however, the Board of Directors has also instructed Mr. Evanson to review such correspondence and, in his discretion, not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the Board of Directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Corporate Governance Guidelines

     On February 26, 2004, the Board of Directors adopted a Nominating and Governance Charter that sets forth (i) corporate governance principles intended to promote efficient, effective and transparent governance, and (ii) procedures for the identification and selection of individuals qualified to become directors. At the same time, the Board of Directors also adopted a Code of Business Conduct, which applies to all of our directors, executive officers and employees. The Code of Business Conduct was amended by the Board of Directors on November 6, 2006. The Code of Business Conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

     Among other matters, our Nominating and Governance Charter and Code of Business Conduct set forth the following governing principles:

  A majority of the directors on the Board of Directors should be “independent” as defined in the rules adopted by the SEC and Nasdaq.

  In order to facilitate critical discussion, the independent directors are required to meet apart from other board members and management representatives.

  Compensation of our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their compensation as directors.

  The Audit Committee and Compensation Committee shall consist entirely of independent directors.

  Directors, executive officers and all employees must act at all times in accordance with the requirements of our Code of Business Conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings, and respect for and compliance with applicable law. Any change to or waiver of the requirements of the Code of Business Conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the Board of Directors. Any such change or waiver will be promptly disclosed as required by law or Nasdaq regulations.

     Our Nominating and Corporate Governance Charter and our Code of Business Conduct are posted on our Investor Relations web site at http://ir.princetonreview.com.

Stockholder Nominations

     Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by submitting a written recommendation to: The Princeton Review, Inc., 2315 Broadway, New York, New York 10024, Attn: Margot Lebenberg, Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age; five-year employment history with job titles, responsibilities, employer names and a description of the employer’s business; whether such individual can read and understand basic financial statements; and board membership (if any). Each submission must be accompanied by contact information for two business references and a signed, written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. Submissions by shareholders must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

     Our by-laws prescribe an alternative procedure with regard to the nomination by stockholders of candidates for election as directors (the “Nomination Procedure”). The by-laws provide that a stockholder seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. Any such nomination should be mailed to: The Princeton Review, Inc., 2315 Broadway, New York, New York 10024, Attn: Margot Lebenberg, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2006, John C. Reid, Robert E. Evanson and Howard A. Tullman served as the members of our Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries. John Katzman, our Chief Executive Officer, serves as a director and member of the compensation committee of Kaz, Inc. Richard Katzman, Chairman and Chief Executive Officer of Kaz, Inc., serves as a director of our company.

REPORT OF THE AUDIT COMMITTEE

     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

     The Audit Committee has, among other activities, (i) reviewed and discussed with management our audited annual financial statements for the fiscal year ended December 31, 2006 and interim quarterly results, (ii) discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 “Communications with Audit Committees,” (iii) considered the independence of Ernst & Young LLP, by having discussions with representatives of Ernst & Young LLP, and received a letter from them including disclosures required by the Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and (iv) discussed with Ernst & Young, with and without management present, the results of their audit of the financial statements, their audit of the internal control over financial reporting and the overall quality of the Company’s financial reporting. On the basis of the above, the Audit Committee has recommended to the Board of Directors that our audited financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Audit Committee of the Board of Directors

Robert E. Evanson, Chairman
Sheree T. Speakman
Howard A. Tullman

COMPENSATION COMMITTEE REPORT

       The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

       The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed such Analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and the company’s 2007 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

Howard A. Tullman, Chairman
Robert E. Evanson
John C. Reid

COMPENSATION DISCUSSION AND ANALYSIS

     The Compensation Committee of our Board of Directors has been delegated the sole authority and responsibility to review and determine, or recommend to our Board of Directors for determination, the compensation packages of our named executive officers. Our named executive officers are those five individuals listed in the “Fiscal 2006 Summary Compensation Table” below. The Compensation Committee is composed entirely of independent directors who have never served as officers of The Princeton Review. Other information concerning the structure, roles and responsibilities of the Compensation Committee is set forth in “Proposal One: Election of Directors—Compensation Committee” section of this proxy statement.

     A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

     The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for the continued growth and success of the company and to align the interests of these executives with those of our stockholders. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation.

     In establishing overall executive compensation levels and making specific compensation decisions, the Compensation Committee considers a number of criteria, including the executive’s position, scope of responsibilities, tenure, prior and current period performance, compensation levels for similar positions at companies in our industry, attainment of individual and overall company performance objectives and retention concerns.

     In May 2006, we retained Towers Perrin, a compensation consulting firm, to review the overall structure of the company’s executive compensation program in general, and particularly the mix of long term, equity-based compensation as a component of the overall compensation program. A significant focus of this review was the assessment of our named executive officers’ pay relative to comparable companies.

     This assessment conducted by Towers Perrin was done by analyzing the compensation data of comparable companies with respect to total aggregate compensation and each individual compensation component for each named executive officer. The executive compensation review also presented market analyses and peer company comparisons for specific individual executive officer positions, specifically the positions of Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. Published survey data was considered for publicly traded companies comparable to the company in terms of industry, annual revenues and number of employees.

     The comparative compensation data discussed in the preceding paragraph was presented to the Compensation Committee with respect to compensation elements including, but not limited to: base salary, actual annual incentive, actual total cash compensation, target annual incentive, target total cash compensation, long-term incentive expected value, actual total direct compensation and target total direct compensation. The data presented included median, as well as 25th and 75th percentile statistics. For comparative purposes, components of each of our executive officers’ compensation were displayed as a percentage of the median and percentile statistics.

     The comparative compensation data was utilized by the Compensation Committee solely as an informational reference of competitive market values. The Compensation Committee recognizes the inability to provide exact comparisons due to both the difficulty of matching position responsibilities based solely on title and the difficulty of comparing companies based on industry groups and various financial metrics.

     Generally, the Compensation Committee reviews and, as appropriate, approves compensation arrangements for executive officers in February of each year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. Other than with respect to the compensation of Mr. Katzman, the Compensation Committee also takes into consideration the recommendations for executive compensation made by Mr. Katzman and Mr. Chernis, which recommendations are generally presented at the time of the Compensation Committee’s annual review of executive compensation arrangements.

EMPLOYMENT AGREEMENTS

     We utilize employment agreements with our executive officers as part of our compensation philosophy and, accordingly, have entered into employment agreements with each of our named executive officers. We believe that the use of employment agreements helps the company attract and retain qualified executives, and benefits both the company and the executive by providing protection of our intellectual property rights, restricting the executive from competing with the company, and providing increased stability through agreed salary increases and certain severance benefits.

     Each of the agreements provides for an annual base salary that increases by 3% each year and includes a performance bonus calculated as a percentage of annual base salary. Each agreement provides for an initial term of between one and two years with automatic renewal for additional two-year periods on each termination date of the preceding term of the agreement until the executive voluntarily terminates employment or until we give written notice of non-renewal at least six months prior to the anniversary date of the agreement.

     Certain of the employment agreements provide for, upon execution of the agreement, the grant to the executive of options to purchase shares of our common stock at a price equal to the fair market value of our common stock on the grant date. These stock options are subject to the provisions of our Stock Incentive Plan. The stock options granted to each executive vest in equal quarterly installments until the fourth anniversary of the date of the option grant. Regardless of these vesting provisions, the stock options become 100% exercisable upon the occurrence of a change in control, as more fully described in the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this proxy statement.

     We also are obligated to provide certain severance payments and benefits if we terminate a named executive officer in certain circumstances, upon a change in control or upon non-renewal of the employment agreement. Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this proxy statement for a full description of these obligations.

     Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law, and we have also entered into an indemnification agreement with a named executive officer that requires us to indemnify her under similar circumstances.

Certain Material Terms of Employment Agreements with Named Executive Officers

			Performance		Number of
			Bonus As		Options
		Initial	Percentage of		Granted Upon	Duration of
	Date of	Annual	Annual Base		Execution of	Severance
Executive	Agreement	Base Salary	Salary		Agreement	Payments(1)
John S. Katzman	4/11/2002	$ 400,000	Up to	100%	—	18 months	(2)
Mark Chernis	3/26/2002	320,000	Up to	50%	100,000 (3)	18 months	(2)
Margot Lebenberg	4/26/2004	262,500	Up to	50%	55,000 (4)	12 months	(2)
Steve Quattrociocchi(5)	4/10/2002	275,000	Up to	50%	50,000 (3)	12 months
Andrew Bonanni(6)	9/9/2005	290,000	Up to	50%	40,000 (7)	9 months	(2)
____________________

(1)	Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this proxy statement for a full description of these severance obligations.

(2)	Severance to be paid on termination also includes reimbursement for COBRA payments to maintain medical insurance for the duration of the specified period.

(3)	Stock options granted in 2002 with an exercise price of $7.65 per share.

(4)	Stock options granted in 2004 with an exercise price of $7.56 per share.

(5)	Mr. Quattrociocchi resigned as our Executive Vice-President, Test Preparation Services Division effective March 24, 2007.

(6)	Mr. Bonanni resigned as our Chief Financial Officer effective January 26, 2007.

(7)	Stock options granted in 2005 with an exercise price of $6.05 per share (cancelled in May 2006).

ELEMENTS OF COMPENSATION

     Compensation for our named executive officers consists of the following components, each of which is more fully described below:

  Base salary

  Annual Incentives

  Long-Term Equity-Based Incentive Awards

  Severance and Change in Control Benefits

  Perquisites and Other Benefits

     The compensation committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of our named executive officers. Each of the primary components is discussed in more detail below.

Base Salary

     In establishing base salaries, the Compensation Committee primarily considers prior and current period performance, scope of responsibilities and compensation levels for similar positions at companies similar to The Princeton Review. Base salaries are generally specified under employment agreements with our named executive officers, providing for minimum yearly increases within a specified range. Any salary adjustments beyond the minimum increase set forth in the named executive officers’ employment agreement are done by evaluating on an individual basis responsibilities of the executive’s position, the scope of the operations managed, the performance of such operations, the performance of the executive in the position and increases in the cost of living.

Annual Incentives

     In addition to base salaries, our named executive officers are eligible to receive annual cash bonuses, which are considered a key component of the executive compensation program’s objective to align the interests of management and the company’s stockholders and motivate participants to achieve company growth and enhanced shareholder value. Cash bonuses payable to executives are based primarily upon achievement of specified individual and company performance objectives. Annual bonus eligibility is generally set forth in the executive’s employment agreement and is expressed as a percentage of base salary (as described above in the section “Employment Agreements--Certain Material Terms of Employment Agreements with Named Executive Officers”).

     On May 5, 2006, the Compensation Committee approved the adoption of the G-0 Employee Bonus Policy for the Calendar Year 2006 (the “Bonus Policy”), which applies to all of our named executive officers subject to the terms of their employment agreements. Under the Bonus Policy, the determination of a named executive officer’s bonus is based on the overall performance of the company and the contribution of each named executive officer to the company’s success. We believe that it is important to establish a correlation between the annual bonus earned by the named executive officers and our financial performance and the named executive officer’s personal performance.

     For the named executive officers in an Operating Division of the company, the bonus components and weighting under the Bonus Policy are as follows: 50% Divisional/Departmental Financial Performance, 10% Company Financial Performance, 15% Customer Satisfaction/Quality Metrics and 25% Job Specific Objectives. For the named executive officers in a Service Division of the company, the bonus components and weighting under the Bonus Policy  are as follows: 30% Divisional Financial Performance, 20% Company Financial Performance, 20% Customer Satisfaction/Quality Metrics and 30% Job Specific Objectives.

     In May 2006, the Compensation Committee also established 2006 company financial performance targets for the named executive officers. Company financial performance targets for Mr. Quattrociocchi were based upon attainment of a percentage of budgeted EBITDA. Performance targets for the other named executive officers were based on attainment of earnings per share thresholds. The bonus components and weighting formula and the company financial targets are developed and recommended to the Compensation Committee by management.

     Bonuses are determined by the Compensation Committee after an evaluation of the level of attainment of specified individual and company performance goals. The range of cash bonuses payable under the policy is subject to a minimum amount (no bonus if the named executive officer does not meet any of the bonus components) and a maximum amount (a maximum bonus expressed as a percentage of base salary). Each of our named executive officers was eligible for a cash bonus for the 2006 fiscal year as described in the “Executive Compensation -- Fiscal 2006 Summary Compensation Table” of this proxy statement.

Long-Term Equity-Based Incentive Awards

     Under our Stock Incentive Plan, the Compensation Committee may grant stock options, restricted stock and deferred stock. The Compensation Committee believes that these long-term, equity based compensation awards are an effective incentive for our named executive officers to increase the long-term value of the company’s common stock as well as aiding us in attracting and retaining qualified individuals.

     The Compensation Committee determines the size of the long-term equity based compensation award granted to each named executive officer according to each executive’s position with, and contribution to, the company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account each individual’s potential for future responsibility and promotion, the levels of equity ownership of executives in similar positions at comparable companies and the number of options or other equity-based awards already held by that individual at the time of the new grant. As with the other elements of executive compensation, management makes an initial recommendation to the Compensation Committee as to appropriate levels of long-term equity based compensation grants.

     Historically, the Compensation Committee used stock options exclusively for purposes of awarding long-term equity based compensation to executive officers. Stock option grants are designed to align the executive’s interests with those of the stockholders and provide each named executive officer with a significant incentive to manage the company in a manner which maximizes stockholder value. Stock option grants are generally subject to a four-year vesting period, vesting in 16 equal quarterly installments beginning one year from the date of the initial award.

     As stated above, in May 2006, we retained Towers Perrin, a compensation consulting firm, to advise management on certain compensation matters related to our named executive officers. As part of this process, Towers Perrin advised management and the Compensation Committee on a design for a comprehensive long-term incentive program to replace the company’s stock option program. In conducting its analysis, Towers Perrin reviewed comparative compensation data from companies of similar size (in terms of annual revenues) with respect to long-term, equity based compensation and considered numerous other factors deemed relevant to the analysis. Upon consideration of Towers Perrin’s findings and recommendations, the Compensation Committee determined that long-term incentive awards to our named executive officers should be a mix of stock options, performance-based deferred stock awards and restricted stock awards. The Compensation Committee believes that the granting of performance-based deferred stock awards and restricted stock awards furthers its objectives of aiding retention and creating a performance incentive to improve the growth of the company and enhance shareholder value. The performance-based deferred stock awards granted to the named executive officers in May 2006 grant the holder the right to receive a target amount of shares, subject to adjustment based on the achievement of certain financial performance goals, in respect of the period from January 1, 2006 through December 31, 2007. One-half of the target award will be earned based on the achievement of budgeted earnings per share for the deferral period and one-half of the target award will be earned based on the achievement of budgeted return on assets for the deferral period. The actual number of shares that could be awarded at the end of the deferral period will range between 25% and 200% of this target based upon the actual attainment by the company of earnings per share and return on assets.

     The number of stock options and performance-based deferred stock awards granted to the named executive officers in 2006 are set forth in the “Grants of Plan-Based Awards in Fiscal 2006” and “Outstanding Equity Awards at 2006 Fiscal Year End” tables of this proxy statement. The Compensation Committee has never granted long-term equity-based incentive awards to Mr. Katzman, our chief executive officer, since Mr. Katzman already holds a large percentage of our common stock.

Timing of Equity Grants

     For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that they are approved by the Compensation Committee. All stock option grants to employees, including named executive officers, are made with an exercise price equal to the fair market value of the underlying stock on the date of grant. The Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

Severance and Change in Control Benefits

     We provide certain severance and change in control benefits to our named executive officers. You can find detailed information about these benefits in the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this proxy statement.

Perquisites and Other Benefits

     We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.

     We maintain a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers. In 2006, we provided a company match of 35% of the initial 4% invested. per employee, which the named executive officers were eligible to receive. The company match vests immediately.

     In addition, we provide a limited number of perquisites to our named executive officers. In 2006, we provided reimbursement to Mr. Kaztman and Mr. Chernis for car leasing payments and parking expense. The value of these perquisites provided to Mr. Katzman and Mr. Chernis in 2006 was $12,454 and $13,761, respectively.

MATERIAL TAX IMPLICATIONS OF OUR COMPENSATION POLICY

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on The Princeton Review’s tax return of compensation over $1 million to any of the Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the company’s stockholders. The Compensation Committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing the company’s executives with appropriate compensation for their performance. We did not pay any compensation during 2006 that would be subject to the limitations set forth in section 162(m).

EXECUTIVE COMPENSATION

       The following table sets forth summary compensation information for our named executive officers in 2006.

Fiscal 2006 Summary Compensation Table

			Bonus		Stock Awards	Option	All Other
Name and Principal Position	Year	Salary	(1)		(2)	Awards (3)	Compensation		Total
John Katzman,	2006	$ 448,388	—	(4)	—	—	$ 15,308	(5)	$ 463,696
Chief Executive Officer
Andrew Bonanni(6),	2006	294,997	—		$ 109,032 (7)	$ 9,338	2,774		416,141
former Chief Financial
Officer
Mark Chernis,	2006	358,709		(8)	9,817	188,096	17,490	(9)	574,112
President and Chief
Operating Officer
Margot Lebenberg,	2006	277,363		(10)	3,798	5,853	3,080		300,694
Executive Vice President,
General Counsel and
Secretary
Stephen Quattrociocchi(11),	2006	308,266	—		4,211	6,503	3,677		322,658
former Executive Vice
President, Test Preparation
Services Division
____________________

(1)	For a description of the bonus structure, see the “Compensation Discussion and Analysis—Elements of Compensation-Annual Incentives” section of this proxy statement.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of the performance-based deferred stock awards and restricted stock grants granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions (except as stated in Note 6 below). See Note 1 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2006” table for information on awards made in 2006.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 1 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of these option grants. See the “Grants of Plan-Based Awards in Fiscal 2006” table for information on options granted in 2006.

(4)	Mr. Katzman will not receive a bonus for 2006.

(5)	Consists of $7,042 for an automobile lease, $5,412 for parking expense, $2,205 for company matching contributions under our 401(k) plan and $649 for partial reimbursement of medical insurance costs.

(6)	Mr. Bonanni resigned as our Chief Financial Officer effective January 26, 2007.

(7)	Does not include the value of 5,000 shares of restricted stock that were forfeited on January 26, 2007.

(8)	Mr. Chernis may receive a bonus earned in 2006, but the amount of such bonus, if any, is not calculable as of the date hereof. Mr. Chernis’s bonus will be up to 50% of his base salary for 2006, and the Compensation Committee will base its determination on the following performance goals: 60% of the bonus will be based on the company’s achieving its financial objectives and 40% of the bonus will be based on achievement of personal objectives.

(9)	Consists of $6,516 for an automobile lease, $7,245 for parking expense, $3,080 for company matching contributions under our 401(k) plan and $649 for partial reimbursement of medical insurance costs.

(10)	Ms. Lebenberg may receive a bonus earned in 2006, but the amount of such bonus, if any, is not calculable as of the date hereof. Ms. Lebenberg’s bonus will be up to 50% of her base salary for 2006, and the Compensation Committee will base its determination on the following performance goals: 50% of the bonus will based on the company achieving its financial objectives and 50% of the bonus will be based on achievement of personal objectives.

(11)	Mr. Quattrociocchi resigned as our Executive Vice-President, Test Preparation Services Division effective March 24, 2007.

     The following table provides information regarding incentive plan awards and other equity-based awards granted to our named executive officers during 2006.

Grants of Plan-Based Awards in Fiscal 2006

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
					Number of	Number of	or Base	Fair Value
		Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock
		Equity Incentive Plan Awards (1)			Stock or	Underlying	Option	and Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	(#)	(#)	(#)	(#)	(#)(2)	($/Sh)	($)(3)
John Katzman	—	—	—	—	—	—	—	—

Andrew Bonanni	5/5/2006	2,725	10,900	21,800				$67,580
	5/5/2006					20,050	$6.20	$52,882
	9/25/2006				20,000 (4)			$103,000
	9/25/2006	669	2,675 (4)	5,350				$13,776
	9/25/2006					4,450 (4)	$5.15	$10,324

Mark Chernis	5/5/2006	4,750	19,000	38,000				$117,800
	5/5/2006					34,900	$6.20	$92,049

Margot Lebenberg	5/5/2006	1,838	7,350	14,700				$45,570
	5/5/2006					13,500	$6.20	$35,606

Stephen Quattrociocchi	5/5/2006	2,038	8,150	16,300				$50,530
	5/5/2006					15,000	$6.20	$39,563
____________________

(1)	Represents the number of performance-based deferred stock awards granted to each named executive officer in 2006. The award grants the holder the right to receive a target amount of shares on the vesting date (December 31, 2007), subject to adjustment based on the achievement of certain financial performance goals, in respect of the period from January 1, 2006 through December 31, 2007. One-half of the target award will be earned based on the achievement of budgeted earnings per share for the deferral period and one-half of the target award will be earned based on the achievement of budgeted return on assets for the deferral period. The actual number of shares that could be awarded at the end of the deferral period will range between 25% (expressed as the threshold amount in the table above) and 200% (expressed as the maximum amount in the table above) of this target based upon the actual attainment by the company of earnings per share and return on assets.

(2)	Represents the number of stock options granted in 2006 to the named executive officers. These options vest in 16 equal quarterly installments beginning on the date of grant.

(3)	Represents the full grant date fair value of stock options, performance-based deferred stock awards and restricted stock awards granted to the named executive officers. The fair value of the performance-based deferred stock awards was calculated using the target award multiplied by the closing price of our common stock on the date of grant ($6.20 for awards granted on May 5, 2006; $5.15 for awards granted on September

25, 2006). The restricted stock award was calculated using the closing price of our common stock on the date of grant ($5.15). The fair value of the stock options was determined based on the Black Scholes value on the date of grant ($2.64 for stock options granted on May 5, 2006; $2.32 for options granted on September 25, 2006).

(4)	In conjunction with his amended employment agreement, dated September 25, 2006, Mr. Bonanni received a restricted stock grant of 20,000 shares of our common stock, 15,000 of which vested on October 2, 2006 and 5,000 shares were to vest upon the achievement of certain performance goals as measured by employee responses to an employee satisfaction survey. These 5,000 shares were forfeited when Mr. Bonanni resigned on January 26, 2007. Also in conjunction with his amended employment agreement, Mr. Bonanni received an option to purchase 4,450 shares of our common stock and a performance-based deferred stock award of 2,675 shares (target amount).

     The following table provides information regarding outstanding option awards and stock awards held by our named executive officers at fiscal year-end.

Outstanding Equity Awards at 2006 Fiscal Year-End

Option Awards	Stock Awards

Equity	Equity
Incentive	Incentive
Plan	Plan
Awards:	Awards:
Number	Market
Equity	of	or Payout
Incentive	Unearned	Value of
Number	Plan Awards:	Number	Market	Shares,	Unearned
of	Number of	Number of	of Shares	Value of	Units or	Shares,
Securities	Securities	Securities	or Units	Shares or	Other	Units or
Underlying	Underlying	Underlying	of Stock	Units of	Rights	Other
Unexercised	Unexercised	Unexercised	Option	That	Stock That	That	Rights
Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have
(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)(2)	($)(1)
John Katzman	—	—	—	—	—	—	—	—	—

Andrew Bonanni	2,924	(3)	17,126	(4)	$6.20	5/5/2016
278	(3)	4,172	(5)	$5.15	9/25/2016
3,394	(6)	$17,920
5,000	(7)	$ 26,400

Mark Chernis	19,453	$1.73	4/1/2010
4,170	$2.01	4/1/2010
67,655	$7.39	4/1/2010
186,145	$7.39	4/1/2010
25,571	$7.65	4/22/2012
74,429	$7.65	4/22/2012
34,286	$4.12	3/31/2013
599	27,296	(8)	$7.30	6/5/2014
77,526	19,479	(9)	$7.30	6/5/2014
5,090	29,819	(10)	$6.20	5/5/2016
4,750	$25,080

Margot Lebenberg	48,126	6,874	(11)	$7.56	7/1/2014
1,969	11,531	(12)	$6.20	5/5/2016
1,838	$9,705

Stephen Quattrociocchi	13,029	(13)	$1.73	4/1/2010
2,736	(13)	$2.01	4/1/2010
101,520	(13)	$7.39	4/1/2010
50,000	(13)	$7.65	4/22/2012
33,687	(13)	$4.12	3/31/2013
35,000	(13)	5,000	(14)	$7.30	6/5/2014
2,188	(13)	12,813	(15)	$6.20	5/5/2016
2,038	(16)	$10,761

____________________

(1)	The market value of the stock awards is based on the closing price of our stock on December 29, 2006, which was $5.28.

(2)	Vests upon satisfaction of performance conditions on December 31, 2007. See “Compensation Discussion and Analysis—Elements of Compensation-Long-Term Equity-Based Incentive Awards” for a description of the performance conditions of the performance-based deferred stock awards.

(3)	Any vested options on the date of Mr. Bonanni’s resignation were exercisable until April 26, 2007.

(4)	This option vests in 16 equal quarterly installments with the first installment vesting on August 5, 2006. Vesting of Mr. Bonanni’s stock options ceased upon his resignation on January 26, 2007.

(5)	This option vests in 16 equal quarterly installments with the first installment vesting on December 25, 2006. Vesting of Mr. Bonanni’s stock options ceased upon his resignation on January 26, 2007.

(6)	These performance-based deferred stock awards were forfeited upon Mr. Bonanni’s resignation on January 26, 2007.

(7)	These 5,000 shares of restricted stock were forfeited when Mr. Bonanni resigned on January 26, 2007.

(8)	This option vests in 16 equal quarterly installments with the first installment vesting on September 5, 2004.

(9)	This option vests in 16 equal quarterly installments with the first installment vesting on September 5, 2004.

(10)	This option vests in 16 equal quarterly installments with the first installment vesting on September 5, 2006.

(11)	This option vests in 16 equal quarterly installments with the first installment vesting on October 1, 2004.

(12)	This option vests in 16 equal quarterly installments with the first installment vesting on August 5, 2006.

(13)	Any vested options on the date of Mr. Quattrociocchi’s resignation are exercisable until June 24, 2007.

(14)	This option vests in 16 equal quarterly installments with the first installment vesting on September 5, 2004. Vesting of Mr. Quattrociocchi’s stock options ceased upon his resignation on March 24, 2007.

(15)	This option vests in 16 equal quarterly installments with the first installment vesting on August 5, 2006. Vesting of Mr. Quattrociocchi’s stock options ceased upon his resignation on March 24, 2007.

(16)	These performance-based deferred stock awards were forfeited upon Mr. Quattrociocchi’s resignation on March 24, 2007.

     The following table provides information regarding amounts realized on stock awards during 2006 by one of our named executive officers.

Option Exercises and Stock Vested Table in Fiscal 2006

Stock Awards
Number of
	Shares	Value
	Acquired	Realized
	on Vesting	on Vesting
Name	(#)	($)
John Katzman	—	—
Andrew Bonanni	15,000	$ 77,550 (1)
Mark Chernis	—	—
Margot Lebenberg	—	—
Stephen Quattrociocchi	—	—
____________________

(1)	Mr. Bonanni acquired 15,000 shares on October 2, 2006 upon the partial vesting of his restricted stock award. The value realized on vesting was calculated using the closing price of our common stock on the vesting date, which was $5.17.

Potential Payments Upon Termination or Change in Control

Termination Without Cause

     Under employment agreements with our named executive officers, if we terminate the executive’s employment without “cause,” we have agreed to pay the executive his or her annual base salary, and, in certain cases, to either provide benefits or reimburse the executive for any COBRA payments to maintain medical insurance, for a specified amount of time following termination as set forth below:

Duration of
Severance
Executive	Payments
John S. Katzman	18 months(1)
Mark Chernis	18 months(1)
Margot Lebenberg	12 months(1)
Steve Quattrociocchi(2)	12 months
Andrew Bonanni(3)	9 months(1)
____________________

(1)	Severance to be paid on termination also includes reimbursement for COBRA payments to maintain medical insurance for the duration of the specified period.

(2)	Mr. Quattrociocchi resigned as our Executive Vice-President, Test Preparation Services Division effective March 24, 2007 and received no severance payments in connection with his resignation.

(3)	Mr. Bonanni resigned as our Chief Financial Officer effective January 26, 2007 and received no severance payments in connection with his resignation.

“Cause” is defined in the employment agreements as (a) dishonesty or the willful engaging by an employee in illegal conduct, if such acts materially injure the company; (b) the willful and continued failure of an employee to perform the material duties of his or her employment (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the employee which identifies the manner in which the employee has not substantially performed his or her duties; (c) the willful engaging by an employee in gross misconduct in connection with the performance of his or her duties which is materially injurious to the company; or (d) disloyalty towards the company which results in material harm to the company, which specifically shall include, but not be limited to, actions which are inconsistent with the fiduciary duty owed us arising by law from employment as an officer and agent of the company.

Non-Renewal of Employment Agreement

     If we do not renew the employment agreements of Mr. Katzman or Mr. Chernis, each is entitled to receive his annual base salary for eighteen months and reimbursement for COBRA payments to maintain medical insurance for the duration of that period. For the rest of our named executive officers, we must pay the executive a lump-sum payment equal to his or her weekly salary multiplied by twice the number of years he or she was employed by us full-time.

Termination Due to Disability

     Each named executive officer’s employment agreement provides that if we terminate his or her employment agreement due to a “disability,” we must pay the executive his or her annual base salary for a period of six months following the date of termination, minus any other disability benefits provided by us to the executive during this period. Such payments would cease upon the named executive officer’s return to employment with us or any other employer.

     A “disability” of a named executive officer means that the executive shall fail because of illness or incapacity to perform for 90 successive days, or for shorter periods aggregating 90 days or more in any consecutive 12-month period, the duties of his or her employment.

     Any severance payments described under “Termination Without Cause,” “Non-Renewal of Employment Agreement” and “Termination of Employment Due to Disability” are in consideration of the non-compete provisions contained in each named executive officer’s employment agreement. Each named executive officer has agreed not to compete with us in the business of providing assistance with or professional training for state standards and assessments, preparation for standardized examinations or the college, professional school, or graduate school admissions process for 18 months following the expiration or termination of the executive’s agreement. Each executive has also agreed that for 18 months after the expiration or termination of the agreement, the executive will not solicit the services of any of our employees, subject to certain limited exceptions, or our franchisees’ employees, and will not take any action that results, or might reasonably result, in any employee ceasing to perform services for us or any of our franchisees and then commencing services for the executive.

Change in Control

     If there is a “change in control” during the term of a named executive officer’s employment agreement, then such named executive officer is entitled to immediate vesting and settlement of all deferred stock, stock options and all other stock-based awards granted to the named executive officer under our stock incentive plan. The immediate vesting of any unvested performance-based deferred stock will occur at the maximum performance levels set forth such named executive officer’s grant agreement.

     “Change in control” is defined as (a) an acquisition of 30% or more of our outstanding voting stock, with preferred stock on an as-converted basis, that results in a change in our chief executive officer or chairman of the board, by an outside entity; (b) a merger or consolidation of our company, unless (1) following the transaction, our former stockholders continue to hold at least 50% of the voting stock of the surviving entity or (2) the transaction is effected to implement a recapitalization in which no outside entity or entities acquire control of 50% or more of our voting stock; (c) during any period of two consecutive years, individuals who at the beginning of such period were members of our board of directors cease to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); (d) a liquidation or dissolution of our Company, or sale of substantially all of our assets to an outside entity or entities; or (e) the execution of a binding agreement which, if consummated, would result in a “change in control.”

     Other than Ms. Lebenberg, we are not obligated to make any severance payments to the named executive officers upon a change in control of our company, except upon termination of their employment in accordance with the provisions described above under “Termination Without Cause” and “Non-Renewal of Employment Agreement.”. Under Ms. Lebenberg’s employment agreement, she is entitled to her current base salary and benefits for twelve months following a termination of employment following a “change in control.”

     The following table sets forth the estimated potential severance payments and the estimated benefits of the acceleration of the vesting of stock options and performance-based deferred stock, that would be provided, if each termination circumstance set forth below occurred on December 29, 2006.

				Estimated
				Benefit of
			Estimated	Acceleration
			Benefit of	of Vesting of
			Acceleration	Performance-
		Estimated	of Vesting	Based
	Severance	Value of	of Stock	Deferred
Named Executive Officer	Payment	Benefits(1)	Options(2)	Stock(3)
John S. Katzman
Termination without cause	$675,300(4)	$19,800	N/A	N/A
Non-renewal of employment agreement	$675,300(4)	$19,800	N/A	N/A
Termination due to disability	$225,100(4)	N/A	N/A	N/A
Change in control	N/A	N/A	N/A	N/A
Mark Chernis
Termination without cause	$540,200(4)	$19,800	N/A	N/A
Non-renewal of employment agreement	$540,200(4)	$19,800	N/A	N/A
Termination due to disability	$180,000(4)	N/A	N/A	N/A
Change in control	N/A	N/A	$ —	$200,600
Margot Lebenberg
Termination without cause	$278,500(4)	$5,000	N/A	N/A
Non-renewal of employment agreement	$26,800(5)	N/A	N/A	N/A
Termination due to disability	$139,200(4)	N/A	N/A	N/A
Change in control	$278,500(4) (6)	$5,000 (6)	$ —	$77,600
Steve Quattrociocchi(7)
Termination without cause	$309,500(4)	N/A	N/A	N/A
Non-renewal of employment agreement	$214,300(5)	N/A	N/A	N/A
Termination due to disability	$154,800(4)	N/A	N/A	N/A
Change in control	N/A	N/A	$ —	$86,100
Andrew Bonanni(8)
Termination without cause	$221,900(4)	$9,900	N/A	N/A
Non-renewal of employment agreement	$14,900(5)	N/A	N/A	N/A
Termination due to disability	$147,900(4)	$6,600	N/A	N/A
Change in control	N/A	N/A	$ —	$141,500 (9)
____________________

(1)	Consists of COBRA payments estimated using the rate in effect on December 29, 2006 (for Ms. Lebenberg, this assumes single coverage; for Mr. Katzman, Mr. Chernis and Mr. Bonanni, this assumes family coverage).

(2)	The estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon a change in control by the difference between the closing price of our common stock on December 29, 2006, which was $5.28, and the exercise price of the option. This column shows no benefit since the exercise price of all unvested options is above $5.28.

(3)	The estimated amount of benefit was calculated by multiplying the number of unvested performance-based deferred shares that would vest if the “maximum” performance level was met by the closing price of our common stock on December 29, 2006, which was $5.28.

(4)	Severance payments would be paid out over the duration of the severance period.

(5)	Paid in a lump-sum payment.

(6)	Severance and benefits paid only if a change in control is followed by a termination of Ms. Lebenberg.

(7)	Mr. Quattrociocchi resigned as our Executive Vice-President, Test Preparation Services Division effective March 24, 2007 and received no severance or benefits payments or any acceleration of the vesting of his stock option or deferred stock awards in connection with his resignation.

(8)	Mr. Bonanni resigned as our Chief Financial Officer effective January 26, 2007 and received no severance or benefits payments or any acceleration of the vesting of his stock option or deferred stock awards in connection with his resignation.

(9)	Also includes the value of 5,000 shares of restricted stock that would have vested upon a change in control on December 29, 2006. The estimated amount of benefit was calculated by multiplying 5,000 by the closing price of our common stock on December 29, 2006, which was $5.28.

DIRECTOR COMPENSATION

     The following table summarizes compensation paid to non-employee directors during 2006.

Fiscal 2006 Director Compensation

	Fees
	Earned
	or Paid in	Option
Name	Cash ($)	Awards ($)(1)		Total ($)
John Katzman(2)	—	—		—
Robert E. Evanson	$ 15,000	$ 4,300	(3)	$ 19,300
Richard Katzman	10,000	15,600	(4)	25,600
John C. Reid	10,000	15,600	(5)	25,600
Richard Sarnoff	10,000	15,600	(6)	25,600
Sheree T. Speakman	16,000	15,600	(7)	31,600
Howard A. Tullman	14,000	15,600	(8)	29,600
____________________

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted in 2006 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 1 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding the assumptions underlying the valuation of these option grants.

(2)	Mr. John Katzman, our Chief Executive Officer, also serves on our board of directors. Mr. Katzman does not receive any additional compensation for his services as a director.

(3)	At December 31, 2006, Mr. Evanson held options to purchase 15,000 shares of our common stock.

(4)	At December 31, 2006, Mr. Richard Katzman held options to purchase 67,300 shares of our common stock. The grant date fair value of the option to purchase 5,000 shares of our common stock granted to Mr. Katzman on June 1, 2006 is $12,129.

(5)	At December 31, 2006, Mr. Reid held options to purchase 41,920 shares of our common stock. The grant date fair value of the option to purchase 5,000 shares of our common stock granted to Mr. Reid on June 1, 2006 is $12,129.

(6)	At December 31, 2006, Mr. Sarnoff held options to purchase 41,920 shares of our common stock. The grant date fair value of the option to purchase 5,000 shares of our common stock granted to Mr. Sarnoff on June 1, 2006 is $12,129.

(7)	At December 31, 2006, Ms. Speakman held options to purchase 41,920 shares of our common stock. The grant date fair value of the option to purchase 5,000 shares of our common stock granted to Ms. Speakman on June 1, 2006 is $12,129.

(8)	At December 31, 2006, Mr. Tullman held options to purchase 41,920 shares of our common stock. The grant date fair value of the option to purchase 5,000 shares of our common stock granted to Mr. Tullman on June 1, 2006 is $12,129.

     The Board of Directors believes that compensation for our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their service on the Board of Directors in addition to their compensation as employees. Our independent directors do not receive consulting, advisory or other compensatory fees from us in addition to their compensation as directors.

     In May 2002, the Board of Directors adopted The Princeton Review, Inc. Non-Employee Director Compensation Plan (the “Director Compensation Plan”). The Director Compensation Plan provides for annual compensation of our non-employee directors comprised of cash and options granted under the Stock Incentive Plan. In 2006, compensation to our non-employees directors under the Director Compensation Plan consisted of the following:

Option to purchase shares of our Common Stock granted on initial appointment
as director	15,000 shares
Annual director retainer (paid quarterly)	$10,000
Additional annual retainer for committee chairs (paid quarterly)	$4,000
Option to purchase shares of our Common Stock in recognition of ongoing
service (granted each June 1 after the second anniversary of appointment)	5,000 shares
Reimbursement of expenses related to board attendance	Reasonable expenses
reimbursed as incurred

     The Board of Directors is currently in the process of evaluating the non-employee director compensation structure and may make changes to it in the near future.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information about shares of our stock outstanding and available for issuance under our Stock Incentive Plan as of March 31, 2007. The table details the number of securities to be issued upon exercise of outstanding options under the Plan, the weighted average exercise price of outstanding options and the number of securities remaining available for future issuance under the Plan.

	Number of	Weighted-
	securities to be	average exercise
	issued upon	price of	Number of securities
	exercise of	outstanding	remaining available
	outstanding	options,	for future issuance
	options, warrants	warrants and	under equity
Plan category	and rights	rights	compensation plans*
Stock Incentive Plan	3,155,527	$ 6.98	1,141,584
____________________

*	The number of securities remaining available for future issuance under our equity compensation plan is subject to annual increases as described in the Stock Incentive Plan.

OWNERSHIP OF SECURITIES

     The following table shows, as of March 31, 2007, information with respect to the beneficial ownership of shares of our Common Stock by each of our current directors or Nominees, each of our Named Executive Officers, each person known by us to beneficially own more than 5% of our Common Stock, and all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities.

     Unless indicated otherwise below, the address for each listed director and officer is The Princeton Review, Inc., 2315 Broadway, New York, New York 10024. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying convertible securities held by that person that are exercisable within 60 days following March 31, 2007, but excludes shares of Common Stock underlying convertible securities held by any other person. Percentage of beneficial ownership is based on 27,679,658 shares of Common Stock outstanding as of March 31, 2007.

	Number of Shares	Percentage
Name of Beneficial Owner	Beneficially Owned	Beneficially Owned
John S. Katzman(1)	8,755,835	31.63%
Wellington Management Company, LLP(2)	3,208,821	11.59%
75 State Street
Boston, MA 02109
Bear, Stearns & Co., Inc.	2,622,500	8.65%
383 Madison Avenue
New York, NY 10179
Columbia Wanger Asset Management, L.P.(3)	2,550,000	9.21%
227 W. Monroe Street, Suite 3000
Chicago, IL 60606
Random House TPR, Inc.(4)	1,515,353	5.47%
1745 Broadway
New York, NY 10036
Heartland Advisors, Inc.(5)	2,310,076	8.35%
789 North Water Street
Milwaukee, WI 53202
Mark Chernis(6)	807,309	2.86%
Stephen Quattrociocchi(7)	286,930	1.03%
Andrew Bonanni(8)	20,013	*
Margot Lebenberg(9)	51,501	*
Robert E. Evanson(10)	16,563	*
Richard Katzman(11)	65,232	*
John C. Reid(12)	32,234	*
Richard Sarnoff(12)	32,234	*
Sheree T. Speakman(12)	32,234	*
Howard A. Tullman(12)	42,922	*
All executive officers, directors and nominees as a group
(12 persons) (13)	10,212,938	35.47%

____________________

* Less than one percent

(1)	Includes 102,160 shares held by Mr. Katzman’s wife. Mr. Katzman disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 658,848 shares held by Katzman Business Holdings, L.P., 717 shares held by Katzman Management, Inc. and 1,500,000 shares held by JSK Business Holdings, L.P. JSK Management, L.L.C., of which Mr. Katzman is the sole member, is the general partner of JSK Business Holdings, L.P. Katzman Management is the general partner of Katzman Business Holdings and is wholly owned by Mr. Katzman.

(2)	Wellington Management Company, LLP, is a limited liability partnership, and in its capacity as investment adviser, may be deemed to beneficially own these shares which are held of record by clients of Wellington Management Company.

(3)	Columbia Wanger Asset Management, L.P. is a limited partnership whose general partner is WAM Acquisition GP, Inc. Columbia Acorn Trust is a discretionary client of Columbia Wanger Asset Management on whose behalf certain of these shares were acquired. Columbia Wanger Asset Management, WAM Acquisition GP and Columbia Acorn Trust share voting and dispositive power over these shares and may each be deemed to share beneficial ownership of these shares.

(4)	Random House TPR, Inc. is a wholly-owned subsidiary of Random House, Inc.

(5)	Heartland Advisors, Inc. may be deemed to beneficially own these shares by virtue of its investment discretion and voting authority granted by certain clients. William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc., may be deemed to share beneficial ownership of these shares.

(6)	Includes 506,462 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(7)	Includes 239,722 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(8)	Includes 5,013 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(9)	Includes 51,501 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(10)	Includes 6,563 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(11)	Includes 57,614 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(12)	Includes 32,234 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2007.

(13)	Includes 1,112,950 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2007. Does not include holdings of two of our named executive officers, Andrew Bonanni and Stephen Quattrociocchi, since they were not executive officers as of March 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Audit Committee is charged with the responsibility of reviewing and pre-approving all related party transactions, and reassessing any related party transaction for potential conflicts of interests on an ongoing basis. This responsibility is set forth in our Audit Committee Charter.

TRANSACTIONS WITH RANDOM HOUSE, INC.

     During 2006, we derived a total of approximately $3.6 million in revenue from royalties, marketing fees, advances, copy editing fees and other fees from Random House, Inc. under a number of publication agreements. Random House, through its subsidiary Random House TPR, Inc., beneficially owned approximately 5.47% of our Common Stock, as of March 31, 2007. In addition, during 2006, we entered into a web hosting agreement with Random House. For the year ended December 31, 2006, we paid approximately $210,000 for these services. Richard Sarnoff, President of the Corporate Development Group of Random House, also serves on our Board of Directors.

     We believe that our transactions with Random House were in our best interests and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

TRANSACTIONS WITH YOUNG SHIN

     On April 27, 2007, we entered into a Services and License Agreement with Higher Edge Marketing Services, Inc., a company controlled by Young Shin, who, until April 27, 2007, was one of our executive officers. Pursuant to the terms of the agreement, Higher Edge Marketing will provide ongoing collection and management services to us in connection with certain of our marketing agreements with post-secondary institutions.

     We will pay Higher Edge Marketing certain collection and management fees for outstanding amounts collected by Higher Edge Marketing and for other services provided in managing the agreements. Higher Edge Marketing will pay us a variable royalty on amounts collected by Higher Edge Marketing under new marketing agreements entered into by Higher Edge Marketing after the date of the agreement as follows:

Princeton Review
Higher Edge Marketing Receipts for Calendar Year	Share of Net Revenues
First $4 million in 2007	35%
First $4 million in 2008	45%
First $4 million in 2009 and thereafter	50%
$4 million to $10 million in any year	50%
$10 million to $20 million in any year	40%
$20 million and above in any year	30%

     Higher Edge Marketing’s payments to us are subject to increasing annual minimum amounts (e.g., $780,619 for the remainder of 2007 and $1,891,288 for 2008). In addition, Higher Edge Marketing will pay us a 5% royalty on all amounts received by Higher Edge Marketing generated from the sale of any goods or services to any post-secondary educational institution.

     We granted Higher Edge Marketing a nonexclusive, non-transferable sublicense to use the Prospect Manager software for Higher Edge Marketing’s own internal use. We also granted Higher Edge Marketing a nonexclusive, non-transferable, royalty free license to our trademarks in connection with Higher Edge Marketing’s marketing efforts.

     We agreed to make loans to Higher Edge Marketing for use as working capital for the business in a maximum amount equal to 50% of certain amounts collected by Higher Edge Marketing under the agreement. Outstanding amounts will accrue interest monthly at prime (as quoted by our lenders) and must be repaid no later than the first anniversary of the agreement. We also agreed to provide Higher Edge Marketing with a line of credit for initial working capital needs. Funds drawn on the line of credit will accrue interest at an annual rate of 18% and must be repaid no later than 18 months from the date of the agreement. Our aggregate financing obligation under the agreement is capped at $300,000.

     The term of the Agreement is seven years, and it provides for renewal at the end of the term under certain circumstances.

     In connection with the execution of the agreement, we entered into an Agreement and General Release, dated as of April 27, 2007, pursuant to which the Mr. Shin resigned from all of his positions with us. We agreed to pay Mr. Shin his earned and accrued bonus for the year ended December 31, 2006 in accordance with the terms and conditions of our bonus plan. We further agreed to extend the exercise period of Mr. Shin’s current options to purchase shares of our common stock until December 31, 2007.

OTHER TRANSACTIONS

     Under an employment agreement with Mark Chernis, our President and Chief Operating Officer, in 2001 we agreed to lend Mr. Chernis on a fully non-recourse basis up to an aggregate principal amount of $500,000. The loan is represented by two separate promissory notes, each of which is payable in four consecutive, equal annual installments with the first payment made on November 27, 2005. The loan accrues interest at 7.3% per year and is secured by 124,821 shares of our Common Stock owned by Mr. Chernis. The loan is evidenced by a promissory note and a pledge and security agreement entered into on November 27, 2001, and a second promissory note entered into on March 7, 2002. As of March 31, 2007, $502,577 was outstanding under the loan, and $500,000 is the largest principal amount outstanding since the loan was made.

     On July 30, 2002, the Sarbanes-Oxley Act of 2002, a broad accounting and corporate governance reform act, became law. Among other things, the Sarbanes-Oxley Act prohibits us from entering into personal loans to or for any of our directors or executive officers. We entered into the transactions described above before the passage of the Sarbanes-Oxley Act. In accordance with the Sarbanes-Oxley Act, we will not renew or materially modify the terms of existing personal loans with directors or executive officers or enter into any new personal loans with any of our directors or executive officers.

     The Audit Committee has selected Ernst & Young LLP to be our independent registered accounting firm for the year ending December 31, 2007. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

FEES PAID TO ERNST & YOUNG LLP

     The following table sets forth the fees that we paid or accrued for the audit and other services provided by Ernst & Young in fiscal years 2006 and 2005:

	2006	2005
Audit Fees	$ 1,941,300	$ 1,531,600
Audit-Related Fees	28,000	—
Tax Fees	__	—
All Other Fees	__	—
Total	$ 1,969,300	$ 1,531,600

Audit Fees

     This category includes the audit of our annual financial statements, audit of our internal control over financial reporting, reviews of financial statements included in our Quarterly Reports on Form 10-Q, accounting consultations related to the audits or interim reviews and assistance with comment letters and other documents filed with the SEC.

Audit-Related Fees

     This category consists of other assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include a special purpose audit.

Tax and All Other Fees

     There were no tax or other services provided by Ernst & Young.

Pre-Approval Policies and Procedures

     In accordance with the Audit Committee Charter, the Audit Committee reviews and approves in advance on a case-by-case basis each engagement (including the fees and terms thereof) by us of accounting firms that will perform permissible non-audit services or audit, review or attest services for the company. The Audit Committee is authorized to establish detailed pre-approval policies and procedures for pre-approval of such engagements without a meeting of the Audit Committee, but the Audit Committee has not established any such pre-approval procedures at this time.

     All audit fees, audit-related fees and all other fees of our principal accounting firm for 2006 were pre-approved by the Audit Committee.

OTHER MATTERS

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the form enclosed herewith will be paid by The Princeton Review. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

     For stockholder proposals to be included in our proxy materials relating to our Annual Meeting of Stockholders to be held in 2008 (the “2008 Annual Meeting”), all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) must be satisfied and such proposals must be received by us at our principal executive offices no later than December 29, 2007.

     Stockholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2008 Annual Meeting in accordance with Rule 14a-8 may submit a proposal for consideration at the 2007 Annual Meeting in accordance with our bylaws. Such stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the Annual Meeting. Accordingly, for our 2008 Annual Meeting, proposals must be received at our principal executive offices not earlier than Sunday, March 16, 2008 and not later than Tuesday, April 15, 2008. However, in the event that the 2007 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Annual Meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2008 Annual Meeting is mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.

     All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be mailed to: The Princeton Review, Inc., 2315 Broadway, New York, New York 10024, Attn: Margot Lebenberg, Secretary.

OTHER MATTERS

     The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors
Dated: April 30, 2007

2315 BROADWAY NEW YORK, NEW YORK 10024
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Princeton Review, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TPRRV1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE PRINCETON REVIEW, INC.

Vote On Directors

PROPOSAL	Election of Directors
Nominees:	01)	Richard Sarnoff
	02)	Howard A. Tullman

Our Board of Directors unanimously recommends a vote FOR each of the nominees named above.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 2007.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE PRINCETON REVIEW, INC.
This Proxy is Solicited on Behalf of The Board Of Directors

     The undersigned stockholder of The Princeton Review, Inc. (the “Company”), hereby appoints John S. Katzman, Mark Chernis, Margot Lebenberg and Stephen Melvin and each of them, with power of substitution to each, true and lawful Proxies of the undersigned and hereby authorizes them to represent and vote, as specified herein, all shares of common stock of the Company held of record by the undersigned as of the close of business on April 25, 2007 at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 14, 2007 at 10:00 a.m., local time, at The Princeton Review, Inc., located at 2315 Broadway, New York, New York 10024 (the “Annual Meeting”), and any adjournments or postponements thereof.

The shares represented by this proxy will be voted in the manner directed. If no direction is given, the shares will be voted FOR the two nominees of the Board of Directors listed in the Proposal. In their discretion, the Proxies are each authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN IMMEDIATELY

(see reverse side)